EXHIBIT 23.5

Ipsos Tambor, s.r.o. Národní 6, 110 00 Praha 1 Česká republika IČ: 267 38 902, DIČ: CZ267 38 902 Tel: +420 226 513 111 czoffice@ipsos.com www.ipsos.cz

16 September, 2010

To whom it may concern,

CONSENT

This is to confirm that Ipsos ASI (Tambor) i.e. Ipsos Tambor, s.r.o., with its registered office at Topolská 1591, 252 28 Černošice, place of business - Národní 6, 110 00 Prague 1, Identification No. 267 38 902, incorporated in the Commercial Register kept at the Municipal Court in Prague, Part C, Inset 90694 conducted a consumer survey commissioned by SodaStream International Ltd. in the following countries as detailed below:

Country	Date of Survey	Number of Respondents
Czech Republic	June 2010	1020

The survey questions included the following question:

1.	Do you have or have you ever had a home carbonation system or a similar appliance in your household? (refer to the past 5 years)
2.	Which make is / was this Home Carbonation System?

We hereby give our consent to the use of data from the above surveys in the Registration Statement on Form F-1 (the “Registration Statement”) filed by SodaStream International Ltd. (the “Company”) and related prospectus of the Company and to the reference in the Registration Statement and the related prospectus to Ipsos ASI (Tambor) name in connection therewith.

Sincerely,

/s/ Robert Stránský
Ipsos ASI (Tambor)

Ipsos Tambor, s.r.o.
Name: Robert Stránský
Title:  Account Director